Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”), dated as of November 1, 2013, is entered into by and among JumpTap, Inc., a Delaware corporation (the “Company”) and Millennial Media, Inc., a Delaware corporation (the “Parent” and collectively with the Company, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Reorganization, dated as of August 13, 2013, by and among the Parent, Polo Corp., a Delaware corporation, the Company and Shareholder Representative Services LLC, a Colorado limited liability company (the “Agreement”).

WHEREAS, Section 10.1 of the Agreement provides that amendments may be made to the Agreement with approval of the board of directors of each of the Parties and by execution of an instrument in writing signed by each of the Parties; and

WHEREAS, the Parties wish to amend the definition of Parent Stock Price in Exhibit A to the Agreement, such amendment to be effective on the “Amendment Effective Date” (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                                      Amendment. As of the Amendment Effective Date, the definition of “Parent Stock Price” in Exhibit A of the Agreement is hereby deleted and replaced in its entirety by the following:

“Parent Stock Price” shall mean the average of the closing sale prices of Parent Common Stock as quoted on the New York Stock Exchange for the five (5) consecutive trading days ending with the trading day that is three (3) trading days prior to the Closing Date. Notwithstanding the foregoing, in no event shall the Parent Stock Price be less than seven dollars and 05/100 cents ($7.05) in calculating the Merger Consideration Amount or any other calculation requiring a numerical value for Parent Stock Price pursuant to this Agreement.

2.                                      Amendment Effective Date.  This Amendment shall become effective on the date and time at which that certain agreement between and among the Company, certain of the Company stockholders and the other parties thereto (the “Company Investor Agreement”) becomes effective.  For the avoidance of doubt, if the Company Investor Agreement does not become effective, then the terms of this Amendment shall be of no force or effect.

3.                                      Full Force and Effect. Except as expressly amended hereby, the Agreement remains in full force and effect. This Amendment may not be amended except by an instrument in writing signed by the Parties.

4.                                      Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized.

MILLENIAL MEDIA, INC.

By:	/s/ Ho Shin
Name: Ho Shin
Title: General Counsel
Date: November 1, 2013

JUMPTAP, INC.

By:	/s/ Brian Cohen
Name: Brian Cohen
Title: CFO
Date: November 1, 2013

[Signature Page to First Amendment to Agreement and Plan of Merger]